Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

CARISMA THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other	327,677,643 (1)	(2)	$1,092.26 (2)	$0.00015310	$0.17
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$1,092.26 (2)	—	$0.17
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$0.17

(1)	Relates to common stock, $0.001 par value per share, of Carisma Therapeutics Inc., a Delaware corporation (“Carisma”), issuable to holders of common stock, $0.00001 par value per share, of OrthoCellix, Inc., a Delaware corporation (“OrthoCellix”), in the proposed merger of Azalea Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Carisma, with and into OrthoCellix, with OrthoCellix surviving as a wholly owned subsidiary of Carisma and the surviving company of the merger.

The amount of common stock of Carisma to be registered includes the estimated maximum number of shares of common stock of Carisma that are expected to be issued pursuant to the proposed merger, without taking into account the effect of a contemplated reverse stock split of common stock of Carisma and assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 327,677.6433 shares of common stock of Carisma for each outstanding share of common stock of OrthoCellix.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. OrthoCellix is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares of common stock expected to be issued in the proposed merger is one-third of the aggregate par value of the OrthoCellix securities expected to be exchanged in the proposed merger.